EXHIBIT 99.1

Repros to Present a Clinical Update for Its Androxal(R) and Proellex(R) Programs at the Rodman and Renshaw Annual Global Investment Conference on September 12th

THE WOODLANDS, Texas , Sept. 1, 2011 (GLOBE NEWSWIRE) -- Repros Therapeutics Inc.® (Nasdaq:RPRX)today announced it will present an update on its Androxal® and Proellex® clinical programs at the Rodman and Renshaw Annual Global Investment Conference on Monday, September 12, 2011 at 10:50 am. The presentation will focus on the Androxal® program, which the Company believes is its most important near-term value driver. Slides will be available on the Company's web site at http://www.reprosrx.com shortly before the presentation.

About Repros Therapeutics Inc.

Repros Therapeutics focuses on the development of oral small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.

Any statements made by the Company that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including the ability to raise additional needed capital on a timely basis in order for it to continue its operations, have success in the clinical development of its technologies, the reliability of interim results to predict final study outcomes, and such other risks which are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.reprosrx.com.

The Repros Therapeutics Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7738

CONTACT: Repros Therapeutics Inc.
         Joseph Podolski (281) 719-3447
         President and Chief Executive Officer